EXHIBIT 11






                    STATEMENT REGARDING COMPUTATION OF
                            EARNINGS PER SHARE





                                                     FOR THE FISCAL YEAR
                                                      ENDED DECEMBER 31
                                           ----------------------------------
                                                 2000        1999        1998
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Weighted average shares outstanding ______  5,623,137   5,782,930   5,815,246

Common stock

Common stock equivalents
   Stock options _________________________         --          --          --
   Stock awards __________________________         --          --          --
   ESOP shares ___________________________         --          --          --

Total common stock equivalents ___________         --          --          --

Total Weighted Average Shares Outstanding_  5,623,137   5,782,930   5,815,246

Net Income _______________________________ $8,095,000  $7,823,000  $7,725,000

Net Income Per Share _____________________      $1.44       $1.35       $1.33